POWER OF ATTORNEY


I, Samuel W. Ho, do hereby constitute and appoint Joseph S. Konowiecki, Michael E. Jansen, Ellen K. Erickson and Lisa C. Poland, or each one of them separately, as my true and lawful attorneys and agents, to do any and all lawful acts and things in my name and on my behalf, and to execute any and all instruments, forms or filings in my name and on my behalf, which said attorneys and agents, or each one of them separately, may deem necessary or advisable in order for me to comply with the disclosure requirements of
Section 16(a) of the Securities Exchange Act of 1934, and any related rules, regulations, and requirements of the Securities and Exchange Commission;
and do hereby ratify and confirm all that said attorneys and agents, or each one of them separately, shall do or cause to be done by virtue thereof.



Date: February 11, 2005


Samuel W. Ho